UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant	[X]
Filed by a Party other than Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement.
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[X]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to Rule 14a-12.

CHARMING SHOPPES, INC.
 (Name of registration as specified in its charter)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
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[ ]	Fee paid previously with preliminary materials.

[ ]
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PROXY COMMUNICATION STATEMENT:

On April 2, 2008, Charming Shoppes, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2008 Annual Meeting of Shareholders of Charming Shoppes, Inc., and began the process of mailing the definitive proxy statement and a GOLD proxy card to shareholders.  Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement as it contains important information.  Shareholders may obtain an additional copy of Charming Shoppes’ definitive proxy statement and any other documents filed by Charming Shoppes with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at Charming Shoppes’ website at http://www.charmingshoppes.com. In addition, copies of Charming Shoppes’ proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at charming@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Charming Shoppes’ shareholders is available in Charming Shoppes’ definitive proxy statement filed with SEC on April 2, 2008.

FOR IMMEDIATE RELEASE

CHARMING SHOPPES MAILS LETTER TO SHAREHOLDERS

Urges Shareholders to Support Company’s Board of Directors and
VOTE the GOLD Proxy Card Today

BENSALEM, Pa., April 17, 2008-- Charming Shoppes, Inc. (Nasdaq: CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today announced that it has mailed a letter to its shareholders from Dorrit J. Bern, Charming Shoppes’ Chairman, President and Chief Executive Officer, and Katherine M. Hudson, Lead Independent Director, in connection with the Company’s Annual Meeting of Shareholders scheduled for Thursday, May 8, 2008.  Charming Shoppes strongly urges shareholders to re-elect its experienced and highly-qualified directors – Dorrit J. Bern, Alan Rosskamm and M. Jeannine Strandjord – by voting the GOLD proxy card by telephone, Internet or mail today.

In the letter, Charming Shoppes noted, among other things:

Charming Shoppes’ Board has a proven record of managing successfully through challenging retail and economic environments by making tough, but necessary, decisions to position the Company for sustainable and profitable growth.
In the current environment, Charming Shoppes’ Board and management team are focused on maintaining a solid balance sheet and optimizing cash flow generation to ensure the Company’s continued financial strength and long-term competitiveness.
Crescendo and Myca have offered no new ideas to benefit the Company and its shareholders and are only advocating a short-term financial reengineering scheme for Charming Shoppes, including sales of Company assets and a diversion of cash flow necessary to run its business, all with the goal of a one-time share buyback.

Charming Shoppes strongly urges shareholders to reject the three individuals nominated by the dissident shareholder group in opposition to Charming Shoppes’ incumbent directors.

The full text of Charming Shoppes’ letter follows:

WHO DO YOU WANT LEADING CHARMING SHOPPES IN TODAY’S
CHALLENGING RETAIL AND ECONOMIC ENVIRONMENT?
SEASONED DIRECTORS AND RETAIL APPAREL EXECUTIVES
OR
OPPORTUNISTIC HEDGE FUND MANAGERS?
WE BELIEVE THE ANSWER IS CLEAR —
SUPPORT CHARMING SHOPPES’ BOARD OF DIRECTORS —
VOTE THE GOLD PROXY CARD TODAY

April 17, 2008

Dear Fellow Shareholder:
By now you may have received a letter from a dissident shareholder group led by two small New York City-based hedge funds, Crescendo Partners and Myca Partners, operating under the name of “The Charming Shoppes Full Value Committee.” This group has initiated a disruptive proxy contest in an effort to install three of its hand-picked candidates, including two hedge fund representatives, onto your Board.

We urge you to reject the dissident group’s nominees and re-elect Charming Shoppes’ experienced and highly-qualified directors — Dorrit J. Bern, your Chairman and CEO, Alan Rosskamm and M. Jeannine Strandjord — by signing, dating and returning Charming Shoppes’ enclosed GOLD proxy card today.

YOUR BOARD AND MANAGEMENT TEAM KNOW HOW TO MANAGE SUCCESSFULLY THROUGH CHALLENGING RETAIL AND ECONOMIC ENVIRONMENTS

Your Board and management team have a proven record of navigating through difficult economic environments by making tough, but necessary, decisions to position the Company for sustainable and profitable growth with the goal of enhancing value for all shareholders.

During the last economic downturn in 2002 and 2003, your Board and management team implemented a series of initiatives to control inventory, reduce overhead costs, refocus the growth of core brands through merchandising and store execution, and further developed Lane Bryant — Charming Shoppes’ primary growth vehicle today, which had been acquired in 2001. Through these efforts, from 2003 to 2006, Charming Shoppes successfully increased top-line growth, improved operating margins from 3.2% to 5.6%, and grew EBITDA margins from 7.4% to 8.6%. In the three fiscal years following the 2002-2003 downturn, the Company’s share price appreciated 275%, outpacing both our peers  (+231%) and the S&P 500 Index (+50%). In the five fiscal years following the downturn, Charming Shoppes’ stock price increased 105% — outperforming both its peers (+43%) and the S&P 500 Index (+63%).

By positioning Charming Shoppes as a strong, healthy competitor with a leading market position, your Board and management team have demonstrated they are best-suited to lead the Company in the current environment and enhance shareholder value in the future.

YOUR BOARD AND MANAGEMENT TEAM HAVE TAKEN
DECISIVE ACTIONS AND ARE COMMITTED TO DRIVING SUSTAINABLE AND PROFITABLE GROWTH

Over the last year, Charming Shoppes has streamlined business operations, reduced SG&A expenses and capital expenditures, and improved cash flow. We have:

•	Consolidated retail operating and marketing functions and eliminated approximately 200 full-time corporate and field management positions;
•	Commenced a process to close approximately 150 underperforming stores this year, including about 100 stores at the Fashion Bug chain, as well as the Petite Sophisticate retail concept;

•	Improved inventory management and implemented aggressive promotional activities, which resulted in a 19% reduction in same store inventories for the fiscal year ended February 2, 2008; and
•	Limited the number of planned store openings, which resulted in a $40 million, or 30%, reduction in the Company’s 2008 capital budget from 2007 levels.

Your Board unanimously believes that continued execution of Charming Shoppes’ focused multi-brand, multi-channel strategy is the best course of action to strengthen our leadership position in our specialty retail markets, and thereby enhance long-term shareholder value. We continue to:

•
Focus on our core brands — Lane Bryant, Catherines and Fashion Bug — by improving the merchandise selection through a variety of new initiatives such as Right Fit by Lane BryantTM and Cacique® intimate apparel, Right Fit by CatherinesTM, and securing the exclusive use of the Gitano® brand name for sportswear and footwear at Fashion Bug;

•	Shift sales and profit mix to higher operating margin brands and channels; and
•	Utilize our newly launched Lane Bryant catalog business and e-commerce platform to better serve our loyal and growing customer base.

In the current environment, your Board and management team are focused on maintaining a solid balance sheet and optimizing cash flow generation, to ensure the Company’s continued financial strength and long-term competitiveness:

•	We are operating the business with a focus on cash flow generation in order to maintain significant financial flexibility and appropriate liquidity;
•
We continue to maintain an optimal and cost effective capital structure. We refinanced our convertible notes with more cost effective, longer term convertible debt and decreased our annual interest expense by over $4 million. This has provided us with new low-cost 7-year financing that eliminates any short-term refinancing needs and allows us to focus on operating and business initiatives without any significant financing limitations; and

•	Over the last 12 months, we have returned significant capital to our shareholders through the repurchase of $253 million of common stock.

Ask yourself, in today’s difficult retail and economic environment, who do you want leading your Company — an experienced and highly-qualified Board and management team with a proven track record of taking decisive actions and managing through challenging environments, or opportunistic hedge fund managers who have no large public company retail experience and limited strategic, operational and management experience?

CRESCENDO AND MYCA OFFER NO NEW IDEAS
FOR CHARMING SHOPPES

We believe the dissident hedge fund group is merely attempting to turn a quick profit on its Charming Shoppes stock, most of which was bought last December at prices depressed by the current economic environment.

To date, the dissident group has not articulated any new ideas to navigate your Company through the current economic environment. Instead, they have put forth stale rhetoric taken directly out of the activist hedge fund playbook from the past. The Crescendo and Myca hedge funds — as they have done at other publicly-traded companies — are advocating a short-term financial reengineering scheme at Charming Shoppes, including sales of Company assets and the diversion of cash flow necessary to run the business, which we believe would present significant risk to Charming Shoppes, all with the goal of having a one-time share buyback.

We believe these highly risky propositions are imprudent, especially in light of the current environment, and, in our opinion, reflect the dissident group’s lack of understanding of Charming Shoppes, the retail industry and the credit markets today.

We strongly believe the dissident group’s director nominees, if elected, will seek to advance the hedge funds’ risky short-term financial reengineering scheme and be highly disruptive to the efforts of your Board and management team to create long-term shareholder value.

PROTECT THE VALUE OF YOUR INVESTMENT
— RE-ELECT YOUR DIRECTORS —
VOTE THE GOLD PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed GOLD proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting the Company in this matter, toll-free at (800) 322-2885 or charming@mackenziepartners.com.

On behalf of the Board of Directors, we thank you for your continued support of Charming Shoppes.

Sincerely,

/S/ DORRIT J. BERN	/S/ KATHERINE M. HUDSON

Dorrit J. Bern	Katherine M. Hudson
Chairman, Chief Executive Officer and President	Lead Independent Director

At February 2, 2008, Charming Shoppes, Inc. operated 2,409 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), CATHERINES PLUS SIZES(R), LANE BRYANT OUTLET(R), PETITE SOPHISTICATE(R) and PETITE SOPHISTICATE OUTLET(R). Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes' Crosstown Traders: Lane Bryant Woman, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit http://www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements concerning the Company’s operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to effectively implement the Company’s plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company’s merchandise and marketing, the failure to generate a positive response to the Company’s new Lane Bryant catalog and the Lane Bryant credit card program, the failure to implement the Company’s business plan for increased profitability and growth in the Company’s retail stores and direct-to-consumer segments, the failure to successfully implement the Company’s expansion of Cacique through new store formats, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company’s integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company’s centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

ADDITIONAL INFORMATION
On April 2, 2008, Charming Shoppes, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2008 Annual Meeting of Shareholders of Charming Shoppes, Inc., and began the process of mailing the definitive proxy statement and a GOLD proxy card to shareholders. Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement as it contains important information. Shareholders may obtain an additional copy of Charming Shoppes’ definitive proxy statement and any other documents filed by Charming Shoppes with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at Charming Shoppes’ website http://www.charmingshoppes.com. In addition, copies of Charming Shoppes’ proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at charming@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Charming Shoppes’ shareholders is available in Charming Shoppes’ definitive proxy statement filed with SEC on April 2, 2008.

CONTACT:
Gayle M. Coolick
Charming Shoppes, Inc.
Director of Investor Relations
(215) 638-6955

Dan Burch / Jeanne Carr
MacKenzie Partners, Inc.
(212) 929-5500

Matthew Sherman / Andrea Priest
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449